Contact: Genitope Corporation
John Vuko
Ph: 650-482-2000
IR@genitope.com
or
The Trout Group LLC
Ritu S. Baral
212-477-9007

Genitope Corporation Announces Financial Results For Third Quarter and Nine Months Ended September
30, 2005

(REDWOOD CITY, Calif.) November 8, 2005 – Genitope Corporation (Nasdaq: GTOP) announced today financial results for the third quarter and nine months ended September 30, 2005.

Financial Results

For the third quarter of 2005, Genitope Corporation reported total operating expenses of $9.3 million and a net loss of $8.5 million, or $0.30 per share. This compares to total operating expenses of $7.0 million and a net loss of $6.7 million, or $0.28 per share, for the third quarter of 2004. For the nine months ended September 30, 2005, the Company reported total operating expenses of $25.9 million and a net loss of $23.8 million, or $0.84 per share. This compares to total operating expenses of $20.5 million and a net loss of $20.2 million, or $1.03 per share, for the nine months ended September 30, 2004. The increase in operating expenses reflects increased staffing levels, increased expenses related to additional corporate infrastructure and other operating costs required to support the Company’s growth and increased rent expense associated with new lease agreements for the Company’s new manufacturing facility and corporate headquarters. These increases were partially offset by higher interest income in the third quarter of 2005 compared to the same period in 2004.

As of September 30, 2005, Genitope Corporation had cash, cash equivalents and marketable securities of $93.2 million.

Recent Corporate Progress and Outlook

“We are very excited to be days away from beginning construction on the build-out of our new manufacturing facility and corporate headquarters,” said Dan W. Denney Jr., Ph.D., chairman and chief executive officer of Genitope Corporation. “We anticipate the build-out will be completed in the third quarter of 2006. In addition, our pivotal Phase 3 clinical trial to evaluate the safety and efficacy of our lead product candidate, MyVax® Personalized Immunotherapy, in patients with previously untreated follicular non-Hodgkin’s lymphoma, is progressing as planned, and we look forward to our second interim analysis, which is anticipated to be completed in mid-2006.”

“Operating expenses of $9.3 million and cash consumption of $8.1 million for the third quarter were well within our range of expectations,” said John Vuko, Genitope Corporation’s chief financial officer. “We anticipate that cash consumption and expenses will increase in the fourth quarter of 2005 and in 2006 as we begin the build-out of our new manufacturing facility and corporate headquarters and continue our development of MyVax® Personalized Immunotherapy.”

About Genitope Corporation

Genitope Corporation is a biotechnology company focused on the research and development of novel immunotherapies for the treatment of cancer. Genitope Corporation’s lead product candidate, MyVax® Personalized Immunotherapy, is a patient-specific active immunotherapy based on the unique genetic makeup of a patient’s tumor and is designed to activate the patient’s immune system to identify and attack cancer cells. Genitope Corporation is conducting a pivotal phase 3 clinical trial using MyVax® Personalized Immunotherapy in previously untreated follicular non-Hodgkin’s lymphoma patients. Genitope Corporation is based in Redwood City, California.

Forward-Looking Statements

This news release contains “forward-looking statements.” For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements, including statements related to the timing of the completion of the second interim analysis of data in Genitope Corporation’s Phase 3 clinical trial, the build-out of its new manufacturing facility and the anticipated increase in cash consumption. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Genitope Corporation’s results to differ materially from those expressed in or implied by these forward-looking statements, including, without limitation, risks related to the progress, timing and results of Genitope Corporation’s clinical trials, potential difficulties in the commencement and completion of construction of its new facility, the risks of growth and dependence on key personnel, risks relating to the manufacturing of MyVax® Personalized Immunotherapy and other risks detailed in Genitope Corporation’s filings with the Securities and Exchange Commission, including our Quarterly Report for the fiscal quarter ended June 30, 2005. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Genitope Corporation undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Financial statements to follow

	GENITOPE CORPORATION
	(A DEVELOPMENT STAGE ENTERPRISE)
	UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
	(in thousands, except per share data)
					Cumulative
					Period from
					August 15, 1996
	Three Months Ended		Nine Months Ended		(date of inception)
	September 30,		September 30,		to September 30,
	2005	2004	2005	2004	2005
Operating expenses:
Research and development	$7,422	$5,642	$20,392	$16,802	$95,458
Sales and marketing	629	376	1,693	1,309	6,416
General and administrative	1,277	932	3,834	2,427	16,418

Total operating expenses	9,328	6,950	25,919	20,538	118,292

Loss from operations	(9,328)	(6,950)	(25,919)	(20,538)	(118,292)
Loss on extinguishment of convertible notes
and cancellation of Series E convertible
preferred stock warrants	—	—	—	—	(3,509)
Interest expense	(1)	(1)	(2)	(3)	(2,984)
Interest and other income	791	207	2,153	364	4,635

Net loss	(8,538)	(6,744)	(23,768)	(20,177)	(120,150)
Dividend related to issuance of convertible
preferred shares and the beneficial
conversion feature of preferred stock	—	—	—	—	(18,407)

Net loss attributable to common stockholders	$(8,538)	$(6,744)	$(23,768)	$(20,177)	$(138,557)

Basic and diluted net loss per share	$(0.30)	$(0.28)	$(0.84)	$(1.03)

attributable to common stockholders
Shares used in computing basic and diluted
net loss per share attributable to common
stockholders	28,250	23,852	28,223	19,609

GENITOPE CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
UNAUDITED CONDENSED BALANCE SHEETS
(in thousands, except per share and share data)
	September 30,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and marketable securities	$93,193	$116,509
Prepaid expenses and other current assets	1,187	1,101

Total current assets	94,380	117,610
Property and equipment, net	6,167	2,196
Other assets	1,080	59

Total assets	$101,627	$119,865

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,014	$2,073
Accrued and other current liabilities	2,888	1,502
Current lease obligations	26	46

Total current liabilities	5,928	3,621
Noncurrent lease obligations	30	48
Deferred rent	2,786	—

Total liabilities	8,744	3,669

Stockholders’ equity:
Common stock, $0.001 par value, 65,000,000 shares authorized;
Issued and outstanding: 28,272,481 shares at September 30, 2005
and 28,191,145 shares at December 31, 2004	28	28
Additional paid-in capital	231,943	231,784
Deferred stock compensation	(235)	(733)
Accumulated other comprehensive loss	(296)	(94)
Deficit accumulated during the development stage	(138,557)	(114,789)

Total stockholders’ equity	92,883	116,196

Total liabilities and stockholders’ equity	$101,627	$119,865